    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1998


                                                      REGISTRATION NO. 333-65393

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         ATLANTIC PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                            ------------------------

           DELAWARE                 36-3898269
 (State or Other Jurisdiction    (I.R.S. Employer
              of                  Identification
Incorporation or Organization)       Number)

                       1017 MAIN CAMPUS DRIVE, SUITE 3900
                         RALEIGH, NORTH CAROLINA 27606
                                 (919) 513-7020
         (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices
                         ------------------------------

                            ROBERT A. FILDES, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ATLANTIC PHARMACEUTICALS, INC.
                       1017 MAIN CAMPUS DRIVE, SUITE 3900
                         RALEIGH, NORTH CAROLINA 27606
                                 (919) 513-7020
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:
                           J. STEPHAN DOLEZALEK, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (415) 424-0160
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /X/

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF SHARES                   AMOUNT TO BE      AGGREGATE PRICE    AGGREGATE OFFERING     REGISTRATION
             TO BE REGISTERED                    REGISTERED         PER SHARE(1)          PRICE(1)             FEE(2)
Common Stock, $0.001 par value per share
  ("Common Stock").........................       991,484              $1.41             $1,397,993             $413



(1) Estimated solely for the purpose of calculating the registration fee. Fee calculated upon the basis of the average of the high and low sales prices of the Company's Common Stock as reported on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market on October 14, 1998 of $1.41, which date is within five business days prior to the date of the filing of this Registration Statement.



(2) Calculated pursuant to Rule 457(c) of the Securities Act based on an estimate of the maximum offering price for the additional securities being registered. A registration fee of $915 was previously paid to the Securities and Exchange Commission.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED            , 1998

                         ATLANTIC PHARMACEUTICALS, INC.


                        991,484 SHARES OF COMMON STOCK,

                   OFFERED BY CERTAIN SELLING SECURITYHOLDERS
                         ------------------------------


    This prospectus (the "Prospectus") relates to the public offering, which is not being underwritten, of an aggregate of 991,484 shares (collectively, the "Securities") of Common Stock, par value $0.001 per share (the "Common Stock"), of Atlantic Pharmaceuticals, Inc., a Delaware corporation ("Atlantic" or the "Company"), consisting of (i) approximately 856,540 shares issuable upon conversion of 744,809 shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred"), and (ii) 134,944 shares issuable upon conversion of 117,198 shares of Series A Preferred underlying warrants to purchase such shares of Series A Preferred (the "Placement Warrants"). The Securities represent that number of shares of Common Stock as are issuable upon conversion of the Series A Preferred based on a conversion rate of 3.27 shares of Common Stock per share of Series A Preferred, less the number of shares of Common Stock (the "Previously Registered Shares") issuable upon conversion of the Series A Preferred based on a conversion rate of
2.12 shares of Common Stock per share of Series A Preferred, the resale of which shares was previously registered pursuant to a Registration Statement on Form S-3 (No. 333-35079). The Securities are or may be held by certain warrantholders or stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such Securities as a gift, partnership distribution or other non-sale related transfer (the "Selling Securityholders"). The Securities were received by the Selling Securityholders in private placement transactions of the Company and were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") provided by Section 4(2) thereof. The Securities are being registered by the Company pursuant to a registration rights agreement with the Selling Securityholders. See "Description of Securities" and "Plan of Distribution."


    The Securities may be offered by the Company or the Selling Securityholders from time to time in transactions on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market ("Nasdaq"), in privately negotiated transactions, or by a combination of such methods of sale, at market prices prevailing at the time of sale or at prices related to such prevailing market prices or at negotiated prices. The Securities may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. The Selling Securityholders may effect such transactions by selling the Securities to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Securities for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders, although the Company will receive proceeds from the exercise of the Placement Warrants. The Company has agreed to bear certain expenses in connection with the registration and sale of the Securities being offered by the Selling Securityholders and to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."


    The Units, Common Stock and Redeemable Warrants of the Company are traded on Nasdaq under the symbols "ATLCU," "ATLC" and "ATLCW," respectively. On October 16, 1998, the last sale prices for the Units, Common Stock and Redeemable Warrants as quoted on Nasdaq were $1.8125, $1.75 and $0.875, respectively, per security.

                         ------------------------------

    The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
                         ------------------------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 4.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                                                             UNDERWRITING
                                                                             DISCOUNTS AND       PROCEEDS TO SELLING
                                                     PRICE TO PUBLIC        COMMISSIONS(1)         STOCKHOLDERS(2)
Per Share.......................................          $1.75                   $0                    $1.75
Total...........................................       $1,735,097                 $0                 $1,735,097


(1) Does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Securityholders.


(2) Represents the anticipated sale by the Selling Securityholders at $1.75 per share, the last reported sales price reported on Nasdaq on October 16, 1998. There can be no assurances, however, that the Selling Securityholders will be able to sell their shares at this price, or that a liquid market will exist for the Company's securities. The Company will not receive any proceeds upon the sale of shares of Common Stock by the Selling Securityholders, but will receive proceeds resulting from the exercise of the Placement Warrants. Does not (i) include expenses to be paid by the Company on behalf of the Selling Securityholders or (ii) incorporate the expenses of preparing the Registration Statement of which this Prospectus is a part, which will be borne by the Company.


                         ------------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.
                            ------------------------

    TO NEW JERSEY RESIDENTS ONLY:

    The Securities may only be offered and sold to any person who comes within any of the following categories, or whom the seller thereof reasonably believes comes within any of the following categories, at the time of the sale of the Securities to that person:

        (1) Any bank as defined in section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

        (2) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

        (3) Any organization described in Section 501(C)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

        (4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officers or general partner of a general partner of that issuer;

        (5) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

        (6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

        (7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Securities Act; and

        (8) Any entity in which all of the equity owners are accredited investors.
                            ------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, by any Selling Securityholder or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                            ------------------------

    "Catarex-TM-" is a trademark of the Company. All other trademarks, trade names or service marks referenced herein are the property of their respective owners.

                             AVAILABLE INFORMATION

    Atlantic was incorporated in the State of Delaware on May 18, 1993 and commenced operations on July 13, 1993. As used in this Prospectus, unless the context requires otherwise, the "Company" means Atlantic Pharmaceuticals, Inc. and its subsidiaries. The Company's principal executive offices are located at 1017 Main Campus Drive, Suite 3900, Raleigh, North Carolina 27606. The Company's telephone number at that address is (919) 513-7020. The Company's Units, Common Stock, and Redeemable Warrants are quoted on Nasdaq under the respective symbols "ATLCU," "ATLC" and "ATLCW."

    Atlantic is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, is required to file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 1401 Brickell Avenue, Suite 200, Miami, Florida 33131 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission. Such Web site can be found at http://www.sec.gov. The materials described above may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-19750) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

    1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998, and Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1998;

    2. The Company's definitive Proxy Statement dated April 13, 1998 filed in connection with the Company's 1998 Annual Meeting of Stockholders;

    3. The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act on November 27, 1995, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

    Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (919) 513-7020 to Vice President of Investor Relations, Atlantic Pharmaceuticals, Inc., at the principal executive offices of the Company, 1017 Main Campus Drive, Suite 3900, Raleigh, North Carolina 27606.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY AN INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. IN ADDITION TO THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AS WELL AS THOSE CAUTIONARY STATEMENTS AND OTHER FACTORS SET FORTH ELSEWHERE HEREIN.

RESET DATE OF SERIES A CONVERTIBLE PREFERRED STOCK; PAYMENT IN KIND DIVIDENDS

    The shares of the Company's Series A Preferred are convertible into shares of Common Stock of the Company. Prior to August 7, 1998 (the "Reset Date"), each share of Series A Preferred was convertible into 2.12 shares of Common Stock and the conversion price of the Series A Preferred was $4.72 per share. Pursuant to the Certificate of Designations for the Series A Preferred (the "Certificate of Designations"), the conversion price was adjusted on the Reset Date such that the new conversion price equals $3.06 per share and each share of Series A Preferred is convertible into 3.27 shares of Common Stock. The conversion price is subject to adjustment as more fully described in the Certificate of Designations. No cash is paid to the Company upon the conversion of the Series A Preferred into shares of the Company's Common Stock.

    In addition, commencing on the Reset Date the holders of the Series A Preferred are entitled to payment-in-kind dividends ("PIK dividends"), payable semi-annually in arrears, on their shares of Series A Preferred at the rate of
0.13 shares of Series A Preferred for each outstanding share of Series A Preferred.

    As a result of the reduction of the conversion price of the Series A Preferred, the holders of the Series A Preferred are entitled to receive a greater number of shares of the Company's Common Stock upon conversion of the Series A Preferred than previously received upon such conversion, which could adversely affect the prevailing market price of the Common Stock. If the Company is obligated to pay PIK dividends to the holders of the Series A Preferred then more shares of Common Stock will be issuable upon conversion of the Series A Preferred, which could also adversely affect the prevailing market price of the Company's Common Stock.

    The complete description of the rights and preferences of the Series A Preferred is contained in the Certificate of Designations filed with the Secretary of State of the State of Delaware.

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT;
  UNCERTAINTY OF FUTURE PROFITABILITY

    The technologies and products under development by the Company are in the research and development stage and no operating revenue (outside of a milestone payment made by Bausch & Lomb Surgical ("Bausch & Lomb") and grant revenues) has been generated to date. Except for any payments that Bausch & Lomb may be obligated to make pursuant to the Development & License Agreement (the "Development & License Agreement"), dated May 14, 1998, between Optex Ophthalmologics, Inc., a majority-owned subsidiary of Atlantic ("Optex"), and Bausch & Lomb, the Company does not expect to generate any revenues in the near future. As a result, the Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with recently established businesses. The Company has incurred operating losses since its inception. As of June 30, 1998, the

Company's working capital and accumulated deficit were $7,880,022 and $13,839,735, respectively. Operating losses have resulted principally from costs incurred in identifying and acquiring the technologies under development, research and development activities, patent prosecution and maintenance costs and general and administrative costs. The Company expects to incur significant operating losses over the next several years, primarily due to continuation and expansion of its research and development programs, including preclinical studies and clinical trials for its products and technologies under development, as well as costs incurred in identifying and, possibly, acquiring, additional technologies. The Company's ability to achieve profitability depends upon its ability (alone or with corporate partners) to develop pharmaceutical and medical device products, obtain regulatory approval for its proposed products and/or enter into agreements either for the sale or sublicense of its technologies or for product development, manufacturing and commercialization. There can be no assurance that the Company will ever achieve significant revenues or profitable operations from the sale of its proposed products.

NEED FOR ADDITIONAL FINANCING; ISSUANCE OF SECURITIES BY THE COMPANY AND ITS
  SUBSIDIARIES;
  FUTURE DILUTION

    The Company will require, and is constantly considering potential sources for, substantial additional financing to continue its research, to complete its product development and to manufacture and market any products that may be developed. Based solely upon its currently existing consulting, license, sponsored research, independent contractor and employment agreements, the Company currently anticipates that it will spend all of its current cash reserves by the end of the first quarter of 2000. There can be no assurance, however, that the Company's current cash reserves will not be expended prior to that time. The Company anticipates that further funds may be raised at any time through additional public or private debt or equity financings conducted either by the Company or by one or more of its subsidiaries, or through collaborative ventures entered into between the Company or one or more of its subsidiaries and one or more corporate partners. There can be no assurance that the Company will be able to obtain additional financing or that such financing, if available, can be obtained on terms acceptable to the Company. If additional financing is not otherwise available, the Company will be required to modify its business development plans or reduce or cease certain or all of its operations. In such event, holders of securities of the Company will, in all likelihood, lose their entire investment.

    Although Atlantic and each of its subsidiaries will seek to enter into collaborative ventures with corporate partners to fund some or all of its activities, as well as to manufacture or market the products which may be developed, Atlantic and its subsidiaries currently have only one such arrangement in place with a corporate partner (I.E., Bausch & Lomb), and there can be no assurance that Atlantic or any of its subsidiaries will be able to enter into any additional ventures on favorable terms, if at all. In addition, no assurance can be given that Atlantic or any of its subsidiaries would be able to complete a private placement or public offering of its securities. Failure by Atlantic or any of its subsidiaries to enter into such collaborative ventures or to receive additional funding either through a public offering or a private placement to complete its proposed product development programs would have a material adverse effect on the Company.

    In the event that the Company obtains any additional funding, such financings may have a dilutive effect on the holders of the Company's securities. In addition, if one or more of the Company's subsidiaries raises additional funds through the issuance and sale of its equity securities, the interest of the Company and its stockholders in such subsidiary or subsidiaries, as the case may be, could be diluted and there can be no assurance that the Company will be able to maintain its majority interest in any or all of its current subsidiaries. In addition, the interest of the Company and its stockholders in each subsidiary will be diluted or subject to dilution to the extent any such subsidiary issues shares or options to purchase shares of its capital stock to employees, directors, consultants and others. In the event that the Company's voting interest in any of its current subsidiaries falls below 50%, the Company may not be able to exercise an adequate degree of control over the affairs and policies of such subsidiary as currently being exercised.

    In addition, the Company has outstanding convertible securities (other than the Series A Preferred) that are exercisable into an aggregate of 4,739,905 shares of Common Stock at exercise prices ranging from $0.75 to $10.00 per share. Most of such convertible securities are currently exercisable at prices above the per share price of the Common Stock as quoted on Nasdaq as of June 30, 1998. As of August 27, 1998, the Company had outstanding 744,809 shares of its Series A Preferred and warrants to purchase 117,198 shares of Series A Preferred, all of which currently are convertible into shares of the Company's Common Stock at a conversion rate of 3.27 shares of Common Stock for each share of Series A Preferred. The aforementioned conversion rate is subject to adjustment in favor of the holders of the Series A Preferred upon the occurrence of certain events. The exercise of such convertible securities or the conversion of the Series A Preferred, if any, may dilute the value of the Common Stock. In addition, so long as such convertible securities remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected.

BAUSCH & LOMB DEVELOPMENT & LICENSE AGREEMENT

    On May 14, 1998, Atlantic's majority-owned subsidiary, Optex, entered into a worldwide licensing agreement with Bausch & Lomb to complete the development of Catarex, the cataract removal technology developed by Optex. Under the terms of the agreement, Optex and Bausch & Lomb intend to jointly complete the final design and development of Optex's Catarex cataract removal system. Bausch & Lomb will assume responsibility for commercializing Catarex globally. Optex received a milestone payment upon execution of the Development & License Agreement and is to receive certain additional milestone payments from Bausch & Lomb. In addition, Bausch & Lomb has committed to pay ongoing royalties on sales of Catarex products. There can be no assurance that the Company and Bausch & Lomb will be able to complete the development of Catarex, that the milestones that trigger payment obligations from Bausch & Lomb will be reached or that Bausch & Lomb will be able to successfully commercialize Catarex and, consequently, pay royalties to the Company.

NO DEVELOPED OR APPROVED PRODUCTS

    To achieve profitable operations, the Company, alone or with others, must successfully develop, obtain regulatory approval for, introduce and market its products under development. Most of the preclinical and clinical development work for the products under development of the Company remains to be completed. The Company has not generated, nor is it expected to generate in the near future, any operating revenues (other than some grant revenues and the milestone payment received from Bausch & Lomb). In addition, the Company has no manufacturing or marketing facilities nor any contracts with any commercial manufacturing or marketing entities to manufacture or market the Company's products to consumers (except for the License & Development Agreement with Bausch & Lomb). No assurance can be given that any of its product development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any such products, if developed and introduced, will be successfully marketed or achieve market acceptance.

TECHNOLOGICAL UNCERTAINTY AND EARLY STAGE OF PRODUCT DEVELOPMENT

    The technologies and products which the Company intends to develop are in the early stages of development, require significant further research, development and testing and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. These risks include the possibility that any or all of the Company's proposed technologies and products will be found to be ineffective or unsafe, will fail to meet applicable regulatory standards or will fail to obtain required regulatory approvals or that such technologies and products once developed, although effective, are uneconomical to market, that third parties hold proprietary rights that preclude the Company from marketing such technologies and products, that third parties market superior or equivalent technologies and products or that third parties have superior resources to market similar products or technologies.

Further, the Company's proposed technologies and products might prove to have undesirable or unintended side effects that prevent or limit their commercial use.

    The Company's agreements with licensors do not contain any representations by the licensors as to the safety or efficacy of the inventions or discoveries covered thereby. The Company is unable to predict whether the research and development activities it is funding will result in any commercially viable products or applications. In addition, there can be no assurance that the Company's research and development schedules will be met. Further, due to the extended testing required before marketing clearance can be obtained from the U.S. Food and Drug Administration (the "FDA") or other similar agencies, the Company is not able to predict with any certainty, when, if ever, the Company will be able to commercialize any of its proposed technologies or products.

ANALYSIS OF RESULTS OF A PIVOTAL STUDY OF THE CYCLODEXTRIN TECHNOLOGY

    The Company has performed several studies in small animal models of its cyclodextrin technology and the results of this research have indicated that the sulfated cyclodextrins may have potential as a treatment for restenosis and late vein graft failure. In the first quarter 1998, the Company completed research in large animal models of the cyclodextrin technology, and the results of the research in the large animal models are believed to be more predictive of the effect of the cyclodextrin technology in humans for the treatment of restenosis. Initial data analysis of the large animal studies of the cyclodextrin technology for restenosis that were completed in the second quarter indicates promising results with continuous intravenous infusion of CT-1 and significant inflammatory reactions with CT-2 (each sulfated beta-cyclodextrins). The Company intends to conduct additional data analysis of the CT-2 study. Depending on its analysis of the results of these studies of the cyclodextrin technology as well as the results of ongoing additional studies, the Company may elect, among other alternatives, to sublicense all or some of its proprietary rights and/or to relinquish its proprietary rights to the cyclodextrin technology.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The Company's proposed products and technologies are in early stages of development. The research, preclinical development, clinical trials, product manufacturing and marketing to be conducted by, or on behalf of, the Company is subject to extensive regulation by the FDA, comparable agencies in state and local jurisdictions and similar health authorities in foreign countries. FDA approval of the Company's products, as well as the manufacturing processes and facilities, if any used to produce such products will be required before such products may be marketed in the United States. The processes of obtaining approvals from the FDA are costly, time consuming and often subject to unanticipated delays. There can be no assurance that approvals of the Company's proposed products, processes or facilities will be granted on a timely basis, or at all. In addition, new government regulations may be established that could delay or prevent regulatory approval of the Company's products under development. Any future failure to obtain or delay in obtaining any such approval will materially and adversely affect the ability of the Company to market its proposed products and the business, financial condition and results of operations of the Company.

    The Company's proposed products and technologies may also be subject to certain other federal, state and local government regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act, the Environmental Protection Act, the Occupational Safety and Health Act and state, local and foreign counterparts to certain of such acts. The Company intends to develop its business to strategically address regulatory needs. However, the Company cannot predict the extent of the adverse effect on its business or the financial and other costs that might result from any government regulations arising out of future legislative, administrative or judicial action.

    Before a new medical device can be introduced in the market, the manufacturer must generally obtain FDA clearance or approval through either clearance of a 510(k) notification or approval of a Pre-Market

Approval Application. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to certain categories of legally marketed medical devices. The FDA recently has been requiring more rigorous demonstration of substantial equivalence than in the past, including in some cases requiring submission of clinical data. The FDA may determine that the proposed device is not substantially equivalent to a predicate device or that additional information is needed before a substantial equivalence determination can be made. It generally takes from 4 to 12 months from submission to obtain 510(k) premarket clearance, but may take longer. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions.

    The steps required before a drug may be approved by applicable government agencies for marketing in the United States generally include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an Investigational New Drug Application, (iii) adequate and well controlled human clinical trials to establish the safety and efficacy of the drug, (iv) submission to the FDA of a New Drug Application and (v) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is made to assess compliance with Good Manufacturing Practices. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products developed by the Company on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if such regulatory approvals are obtained, a marketed drug or device and its manufacturer are subject to continued review, and later discovery of previously unknown problems may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Any delay or failure of the Company to obtain and maintain regulatory approval of its proposed products, processes or facilities would have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON LICENSE AND SPONSORED RESEARCH AGREEMENTS

    The Company depends on license agreements from third parties that form the basis of its proprietary technology. Optex owns the proprietary rights that form the basis of the Catarex technology. In general, the Company also relies on sponsored research agreements for its research and development efforts. However, the research and development for the Catarex device is jointly conducted at the laboratory facilities of the Company's subsidiary, Optex, and at the laboratory facilities of Bausch & Lomb and some of the research and development concerning the 2-5A Chimeric Antisense Technology is conducted at the laboratory facilities of the Company's subsidiary, Gemini Technologies, Inc. The license agreements that have been entered into by the Company typically require the Company's use of due diligence in developing and bringing products to market and the payment of certain milestone amounts that in some instances may be substantial. With the exception of its license from Optex, the Company is also obligated to make royalty payments on the sales, if any, of products resulting from such licensed technology. The Company is also responsible for the costs of filing and prosecuting patent applications and maintaining issued patents. Certain research and development activities of the Company are intended to be conducted by universities or other institutions pursuant to sponsored research agreements. The sponsored research agreements entered into and contemplated to be entered into by the Company generally require periodic payments on an annual, quarterly or monthly basis.

    If the Company does not meet its financial, development or other obligations under either its license agreements or its sponsored research agreements in a timely manner, the Company could lose the rights to its proprietary technology or the right to have the applicable university or institution conduct its research and development efforts. If the rights of the Company under its license or sponsored research agreements are terminated, such termination could have a material adverse effect on the business and research and development efforts of the Company.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

    The success of the Company will depend in large part on its and/or its licensors' ability to obtain patents, defend their patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The Company relies on certain United States patents and pending United States and foreign patent applications relating to various aspects of its products and technologies. With the exception of intellectual property owned by Optex, all of these patents and patent applications are owned by third parties and are licensed or sublicensed to the Company. Optex owns the patents and the patent applications relating to the Catarex technology; however, Optex has licensed those rights to Bausch & Lomb. The patent application and issuance process can be expected to take several years and entail considerable expense to the Company, as it is responsible for such costs under the terms of its license agreements. There can be no assurance that patents will issue as a result of any such pending applications or that the existing patents and any patents resulting from such applications will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that such patents will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company will also depend upon avoiding infringement of patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so the Company cannot evaluate any inventions being claimed in pending patent applications filed by its competitors. Litigation may be necessary to defend or enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of substantial resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to alter its products or technologies, or cease altogether any related research and development activities or product sales, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company has certain proprietary rights and in the future may require additional licenses from other parties to develop, manufacture and market commercially viable products effectively, and the Company's commercial success could depend in part on obtaining and maintaining such licenses. There can be no assurance that such licenses could be obtained or maintained on commercially reasonable terms, if at all, that the patents underlying such licenses would be valid and enforceable or that the proprietary nature of the patented technology underlying such licenses would remain proprietary.

    The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to its competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and contractors, there can be no assurance that these agreements will not be breached, that the

Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

    The success of the Company is also dependent upon the skills, knowledge and experience of its scientific and technical personnel (both employees and independent contractors). The management and scientific personnel of the Company has been recruited primarily from other scientific companies, pharmaceutical companies and academic institutions. In some cases, these individuals may be continuing research in the same areas with which they were involved prior to their employment by the Company. Although the Company has not received any notice of any claims and knows of no basis for any claims, it could be subject to allegations of violation of trade secrets and similar claims which could, regardless of merit, be time consuming, expensive to defend, and have a material adverse effect on the Company's business, results of operations and financial condition.

RAPID TECHNOLOGICAL CHANGE; COMPETITION

    The Company's business is characterized by intensive research efforts and intense competition and is subject to rapid and substantial technological change. Many companies, research institutes, hospitals and universities are working to develop products and technologies in the Company's fields of research. Most of these entities have substantially greater financial, technical, research and development, manufacturing, marketing, distribution and other resources than the Company. Certain of such entities have experience in undertaking testing and clinical trials of new or improved products similar in nature or that have a similar therapeutic effect to that which the Company is developing. In addition, certain competitors have already begun testing of similar products or technologies and may introduce such products or technologies before the Company may do so. Accordingly, other entities may succeed in developing products earlier than the Company or that are more effective, more widely accepted or more economical than those proposed to be developed by the Company. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or that the Company will be able to keep pace with technological developments. Further, it is expected that competition in the Company's fields will intensify. There can be no assurance that the Company will be able to compete successfully in the future.

DEPENDENCE ON OTHERS FOR CLINICAL DEVELOPMENT OF, REGULATORY APPROVALS FOR AND
  MANUFACTURE AND MARKETING OF PHARMACEUTICAL PRODUCTS

    The Company does not have the resources to directly manufacture, market or sell any of its proposed products and the Company has no current plans to acquire such resources. Atlantic's subsidiary, Optex, has entered into a License & Development Agreement with Bausch & Lomb, and the Company anticipates that it may, in the future, enter into additional collaborative agreements with pharmaceutical and/or biotechnology companies for the development of, clinical testing of, seeking of regulatory approval for, manufacturing of, marketing of and commercialization of certain of its proposed products. The Company may in the future grant to its collaborative partners rights to license and commercialize any products developed under these collaborative agreements, and such rights would limit the Company's flexibility in considering alternatives for the commercialization of such products. Under such agreements, the Company may rely on its respective collaborative partners to conduct research efforts and clinical trials on, obtain regulatory approvals for and manufacture, market and commercialize certain of its products. The Company expects that the amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. The inability of the Company to acquire such third party development, clinical testing, seeking of regulatory approval, manufacturing, distribution, marketing and selling arrangements on commercially acceptable terms for the Company's long-term needs for such anticipated products would have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to enter into any additional arrangements for the development, clinical testing, seeking of regulatory approval, manufacturing, marketing and selling of its products, or that, if such arrangements are entered into, such future partners will be successful in commercializing products or that the Company will derive any revenues from such arrangements.

UNCERTAINTY OF PRODUCT PRICING AND REIMBURSEMENT; HEALTH CARE REFORM AND RELATED
  MEASURES

    The levels of revenues and profitability of pharmaceutical and/or biotechnology products and companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of health care through various means and the initiatives of third party payors with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. Although the Company cannot predict what legislative reforms may be proposed or adopted or what impact actions taken by federal, state or private payors for health care goods and services in response to any health care reform proposals or legislation may have on its business, the existence and pendency of such proposals could have a material adverse effect on the Company in general. In addition, the Company's ability to commercialize potential pharmaceutical and/or biotechnology products may be adversely affected to the extent that such proposals have a material adverse effect on other companies that are prospective collaborators with respect to any of the Company's product candidates.

    In addition, in both the United States and elsewhere, sales of medical products and services are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered desirable or cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis.

DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS

    The Company is highly dependent upon its officers and directors, as well as its Scientific Advisory Board members, consultants and collaborating scientists. Atlantic and its subsidiaries have an aggregate of only ten full-time employees, three of whom are officers of Atlantic and each of its subsidiaries, and the loss of any of these individuals would have a material adverse effect on the Company. Although Atlantic has entered into employment agreements with each of its officers, such employment agreements do not contain provisions which would prevent such employees from resigning their positions with Atlantic at any time or from competing with the Company, directly or indirectly. The Company does not maintain key-man life insurance policies on any of such key personnel. Each of the Company's non-employee directors, advisors and consultants devotes only a portion of his or her time to the Company's business. The loss of certain of these individuals could have a material adverse effect on the Company. On July 10, 1998, Jon Douglas Lindjord, then President and Chief Executive Officer of the Company and a member of its Board of Directors, resigned from such positions. This resignation may have a material adverse effect on the Company. At this time, Robert A Fildes, Ph.D., the Company's Chairman of the Board, is serving as Interim President and Chief Executive Officer, and the Company is conducting an executive search for a replacement for Mr. Lindjord.

    The Company may seek to hire additional personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or the inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company's activities could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees.

    The Company's scientific advisors are employed on a full time basis by employers unrelated to the Company and some have entered into one or more additional consulting or other advisory arrangements with other entities which may conflict or compete with their obligations to the Company. Inventions or processes discovered by such persons, other than those for which the Company is able to acquire licenses or those which were invented while performing consulting services on behalf of the Company pursuant to a proprietary information agreement, will not become the property of the Company, but will likely remain the property of such persons or of such persons' full-time employers. Failure to obtain needed patents, licenses or proprietary information held by others could have a material adverse effect on the Company.

CERTAIN INTERLOCKING RELATIONSHIPS; POTENTIAL CONFLICTS OF INTEREST

    Lindsay A. Rosenwald, M.D., a principal stockholder of the Company, is the President and sole stockholder of Paramount Capital, Incorporated, a New York-based merchant and investment banking firm specializing in the biotechnology industry ("Paramount" or the "Placement Agent"), and the placement agent for the Company's 1997 private placements of its Series A Preferred (the "Private Placement"). Steven H. Kanzer, a Director of the Company, is the Senior Managing Director, Head of Venture Capital of Paramount. Michael S. Weiss, the Company's Secretary, is the Senior Managing Director, Head of Investment Banking of Paramount. A. Joseph Rudick, Jr., M.D., an associate of Paramount and Paramount Capital Investments, LLC, a company wholly owned by Dr. Rosenwald, is a director of each of Channel Therapeutics, Inc., a wholly owned subsidiary of the Company, and Optex Ophthalmologics, Inc., a majority-owned subsidiary of the Company. In the regular course of its business, Paramount identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those reasonably obtainable from a person who is not an affiliate in an arms-length transaction. The Company is bound by agreements between itself and Paramount pursuant to which Paramount agreed to provide financial advisory services to the Company and pursuant to which Paramount agreed to provide placement advisory services in connection with the Private Placement. Nevertheless, none of Paramount, Dr. Rosenwald, Mr. Kanzer, Mr. Weiss, Dr. Rudick is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, nor can there be any assurance, and the Company does not expect and securityholders should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount, Dr. Rosenwald, Mr. Kanzer, Mr. Weiss, Dr. Rudick in the future will be made available to the Company. In addition, certain of the officers and directors of the Company may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not, in the future, have interests in conflict with those of the Company.

CONTROL BY EXISTING STOCKHOLDERS

    Dr. Rosenwald and VentureTek, L.P. (a limited partnership controlled by certain relatives of Dr. Rosenwald but as to the partnership interests of which Dr. Rosenwald disclaims beneficial ownership) together beneficially own approximately 22% of the outstanding shares of Common Stock of the Company and Dr. Rosenwald and certain affiliates of Paramount own Placement Warrants to purchase approximately seven percent of the Series A Preferred. Generally, the holders of the Common Stock and the Series A Preferred vote together as a single class. Accordingly, such holders, if acting together, may have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of the Company.

NO ASSURANCE OF IDENTIFICATION OF ADDITIONAL PROJECTS

    The Company is engaged in the development and commercialization of biomedical and pharmaceutical products and technologies. From time to time, if the Company's resources allow, the Company may explore the acquisition and subsequent development and commercialization of additional biomedical and pharmaceutical products and technologies. However, there can be no assurance that the Company will be able to identify any additional products or technologies and, even if suitable products or technologies are identified, the Company may not have sufficient resources to pursue any such products or technologies.

TERMS OF SERIES A PREFERRED

    The Certificate of Designations of the Series A Preferred provides that the holders of the Series A Preferred generally vote with the holders of the Common Stock as a single class. However, so long as at least 687,500 shares of Series A Preferred are outstanding, the Company needs the approval of 66.67% of the outstanding shares of the Series A Preferred, voting separately as a class, to approve certain actions of the Company. In addition, the holders of the Series A Preferred receive a liquidation preference upon the consummation of certain corporate transactions, are entitled to notice of certain corporate transactions and the conversion price of the Series A Preferred is adjustable upon the occurrence of certain events. The preferences accorded to the Series A Preferred may adversely affect the prevailing market price of the Company's other securities.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF REDEEMABLE WARRANTS

    As of December 14, 1996, the Redeemable Warrants are subject to redemption commencing December 14, 1996 by the Company under certain conditions. Redemption of the Redeemable Warrants could encourage holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Redeemable Warrants at the current market price when they might otherwise wish to hold the Redeemable Warrants, or to accept the redemption price, which may be substantially less than the market value of the Redeemable Warrants at the time of redemption. The holders of the Redeemable Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Redeemable Warrants unless the Redeemable Warrants are exercised before they are redeemed. The holders of Redeemable Warrants do not possess any rights as stockholders of the Company unless and until such Redeemable Warrants are exercised.

POSSIBLE ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

    Future sales by existing stockholders could adversely affect the prevailing market price of the Company's securities. The outstanding shares of the Company's Common Stock and the shares of Common Stock issuable upon conversion of the Series A Preferred are all freely tradable, subject to volume and other restrictions imposed by Rule 144 under the Securities Act with respect to sales by affiliates of the Company. An 18-month restriction on transfer applicable to the shares of Common Stock now owned or hereafter acquired by the Company's officers, directors and certain stockholders expired on June 14, 1997. A nine-month restriction on transfer applicable to the shares of Common Stock issuable upon conversion of the Series A Preferred expired on August 11, 1998. Sales of substantial amounts of Common Stock may have an adverse effect on the market price of the Company's securities.

    No prediction can be made as to the effect, if any, that sales of Units, Redeemable Warrants and/or Common Stock or the availability of such securities for sale will have on the market prices prevailing from time to time for such securities. Nevertheless, the possibility that substantial amounts of such securities may be sold in the public market may adversely affect prevailing market prices for the Company's equity securities and could impair the Company's ability to raise capital in the future through the sale of equity securities.

SECURITIES LAW RESTRICTIONS ON THE EXERCISE OF REDEEMABLE WARRANTS

    A holder of Redeemable Warrants has the right to exercise such Redeemable Warrants for the purchase of shares of Common Stock only if the Company has filed with the Commission a current prospectus meeting the requirements of the Securities Act covering the issuance of such shares of Common Stock issuable upon exercise of the Redeemable Warrants and only if the issuance of such shares has been registered or qualified, or is deemed to be exempt from registration or qualification under, the securities laws of the state of residence of the holder of the Redeemable Warrant. The Company has filed and has undertaken to keep effective and current a prospectus permitting the purchase and sale of the Common Stock underlying the Redeemable Warrants, but there can be no assurance that the Company will be able to keep such prospectus effective and current. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Redeemable Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Redeemable Warrants may be deprived of any value if a prospectus covering the shares of Common Stock issuable upon the exercise thereof is not kept effective and current or if such underlying shares are not, or cannot be, registered in the applicable states.

NO DIVIDENDS

    The Company has not paid any cash dividends on its Common Stock since its formation and does not anticipate paying any cash dividends in the foreseeable future. Management anticipates that all earnings and other resources of the Company, if any, will be retained by the Company for investment in its business.

POSSIBLE DELISTING FROM NASDAQ AND MARKET ILLIQUIDITY

    Although the Common Stock, Redeemable Warrants and Units of the Company are quoted on Nasdaq, continued inclusion of such securities on Nasdaq will require that (i) the Company maintain at least $2,000,000 in net tangible assets, (ii) the minimum bid price for the Common Stock be at least $1.00 per share, (iii) the public float consist of at least 500,000 shares of Common Stock, valued in the aggregate at more than $1,000,000, (iv) the Common Stock have at least two active market makers, (v) the Common Stock be held by at least 300 holders and
(vi) the Company adhere to certain corporate governance requirements. If the Company is unable to satisfy such maintenance requirements, the Company's securities may be delisted from Nasdaq. In such event, trading, if any, in the securities would thereafter be conducted in the over-the-counter market in the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be materially impaired, not only in the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of the Company, which could result in lower prices for the Company's securities than might otherwise be attained and could also result in a larger spread between the bid and asked prices for the Company's securities.

    In addition, if the securities are delisted from trading on Nasdaq and the trading price of the Common Stock is less than $5.00 per share, trading in the securities would also be subject to the requirements of Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker/dealers who recommended such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock, Redeemable Warrants or Units of the Company. There can be no assurance that such securities will not be delisted or treated as penny stock.

LIQUIDITY OF INVESTMENT; VOLUME OF TRADING

    The Company's securities are traded on the Nasdaq SmallCap Market and lack the liquidity of securities traded on the principal trading markets. Accordingly, an investor may be unable to promptly liquidate an investment in the Company's securities.

VOLATILITY OF STOCK PRICE

    The securities markets have, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. These fluctuations often substantially affect the market price of a company's securities. In particular, the market prices for securities of medical device companies and biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of the Company's securities has in the past and in the future may be subject to volatility in general and from quarter to quarter in particular depending upon announcements regarding developments of the Company or its competitors, or other external factors, as well as continued operating losses by the Company and fluctuations in the Company's financial results. These factors could have a material adverse effect on the Company's business, financial condition and results of operations and may not be indicative of the prices that may prevail in the public market.

RISK OF PRODUCT LIABILITY; NO INSURANCE

    Should the Company develop and market any products, the marketing of such products, through third-party arrangements or otherwise, may expose the Company to product liability claims. The Company presently does not carry product liability insurance. Upon clinical testing or commercialization of the Company's proposed products, certain of the licensors require that the Company obtain product liability insurance. There can be no assurance that the Company will be able to obtain such insurance or, if obtained that such insurance can be acquired in sufficient amounts to protect the Company against such liability or at a reasonable cost. The Company is required to indemnify the Company's licensors against any product liability claims incurred by them as a result of the products developed by the Company. None of the Company's licensors has made, and are not expected to make, any representations as to the safety or efficacy of the inventions covered by the licenses or as to any products which may be made or used under rights granted therein or thereunder. In addition, Optex is required to indemnify Bausch & Lomb for certain matters under the terms of their Development & License Agreement.

ENVIRONMENTAL REGULATION

    In connection with its research and development activities, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although the Company believes that it has complied with these laws and regulations in all material respects and has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
  DELAWARE LAW

    Atlantic's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of shares of "blank check" Preferred Stock. Its Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the relative rights, preferences and privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders of the Company. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others.

    The Company is subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The foregoing provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Section 145 of the Delaware law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in approximately two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance. The Company has reviewed its internal system and doesn't expect material adverse effect on the Company's business, financial condition and operating results. The Company is in the process of reviewing third party software to comply with this issue.

                              RECENT DEVELOPMENTS

    On May 22, 1997 and August 7, 1997, the Company completed the Private Placement of an aggregate of 123.72 units, each unit consisting of 10,000 shares of the Company's Series A Preferred, for gross proceeds of approximately $12,372,000. Paramount acted as placement agent for the Private Placement. Lindsay A. Rosenwald, M.D., a principal stockholder of the Company, is the President and sole stockholder of Paramount. Steven H. Kanzer, a Director of the Company, is the Senior Managing Director, Head of Venture Capital of Paramount. Michael S. Weiss, the Company's Secretary, is the Senior Managing Director, Head of Investment Banking of Paramount. A. Joseph Rudick, Jr., M.D., an associate of Paramount and Paramount Capital Investments, LLC, a company wholly owned by Dr. Rosenthal, is a director of each of Channel Therapeutics, Inc., a wholly owned subsidiary of the Company, and Optex Ophthalmologics, Inc., a majority-owned subsidiary of the Company.

    Pursuant to the Certificate of Designations, on August 7, 1998, the conversion price of the Series A Preferred was adjusted from $4.72 per share to $3.06 per share. As a result, on such date the conversion rate of the Series A Preferred was adjusted such that each share of Series A Preferred converted after August 7, 1998 is convertible into 3.27 shares of Common Stock, whereas each share of Series A Preferred converted prior to August 7, 1998 was convertible into 2.12 shares of Common Stock.

                            SELLING SECURITYHOLDERS

    The following tables set forth certain information, as of August 27, 1998, with respect to the number of shares of Common Stock beneficially owned by the Selling Securityholders as a result of their ownership of shares of Series A Preferred. The shares of Common Stock listed below represent that number of shares of Common Stock as are issuable upon conversion of the Series A Preferred, based on the new conversion rate of 3.27 shares of Common Stock per share of Series A Preferred, less the Previously Registered Shares (that number of shares as were issuable upon conversion of the Series A Preferred, based on the prior conversion rate of 2.12 shares of Common Stock per share of Series A Preferred).

    Any or all of the shares of Common Stock listed below may be offered for sale pursuant to this Prospectus by the Selling Securityholders from time to time. Accordingly, no estimate can be given as to the amounts of shares of Common Stock that will be held by the Selling Securityholders upon consummation of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of Series A Preferred since the date on which the information regarding their Series A Preferred was provided, in transactions exempt from the registration requirements of the Securities Act. Beneficial ownership of the securities held by the Selling Securityholders after this offering will depend on the number of securities sold by each Selling Securityholder in this offering. The Securities are being registered to permit public secondary trading of the Securities, and the Selling Securityholders may offer the Securities for resale from time to time. Except as indicated in this Prospectus, none of the Selling Securityholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. See "Plan of Distribution."

    The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below:

                                                                                               COMMON STOCK(1)
                                                                                            ----------------------
                                                                                              NUMBER      NUMBER
                                                                                            BENEFICIALLY  OFFERED
NAME AND POSITION OF SELLING SECURITYHOLDER                                                    OWNED      HEREBY
------------------------------------------------------------------------------------------  -----------  ---------
Mark Abel.................................................................................       2,875       2,875
Ross D. Ain...............................................................................       1,150       1,150
Sal and Lorraine Albanese.................................................................       2,908       2,908
Leslie and Maria Anderson.................................................................       5,750       5,750
Andrade Enterprises, LLC..................................................................      11,500      11,500
Mario Aristizabal.........................................................................       2,928       2,928
Harriet E. Arneson........................................................................       2,875       2,875
Austray Limited...........................................................................      23,000      23,000
Martin G. Ballweg.........................................................................       5,750       5,750
Bryan C. and Leah D. Barker...............................................................       2,875       2,875
Ronald Baruch.............................................................................         403         403
Sam & Katie Benrubi.......................................................................       2,875       2,875
Larry Bernstein...........................................................................       1,150       1,150
Blumen Partners...........................................................................         721         721
Lewis S. Broad............................................................................       5,750       5,750
Betty Joan Burr...........................................................................       1,438       1,438
Henry Burr................................................................................       1,438       1,438
John Burr.................................................................................       1,438       1,438
Cambrian Investments Limited Partnership..................................................       2,875       2,875
Robert A. Cameron.........................................................................       5,750       5,750
Francis P. Cappione.......................................................................         721         721
Thomas L. Cassidy.........................................................................       1,438       1,438

                                                                                               COMMON STOCK(1)
                                                                                            ----------------------
                                                                                              NUMBER      NUMBER
                                                                                            BENEFICIALLY  OFFERED
NAME AND POSITION OF SELLING SECURITYHOLDER                                                    OWNED      HEREBY
------------------------------------------------------------------------------------------  -----------  ---------
Jacob T. Chachkes and Bette Chachkes, Trustees for Jacob T. Chachkes, M.D., P.C., MPPP,
  Dated 11-1-85...........................................................................       2,875       2,875
Richard L. Childs.........................................................................       1,438       1,438
Moun-Shung Chi & Sue-Jame Chi, Co-Trustees, Chi Living Trust..............................      23,000      23,000
Claughton Company Inc.....................................................................       2,875       2,875
CNCA SCT BRUNOY/acct BGP..................................................................      28,750      28,750
Irwin J. Cohen, M.D.......................................................................       2,875       2,875
Max Cohen.................................................................................       1,438       1,438
Concordia Partners L.P....................................................................      14,375      14,375
Robert J. Conrads.........................................................................       2,161       2,161
Bradley Cooper............................................................................       5,750       5,750
Archibald Cox, Jr.........................................................................      14,863      14,863
Thomas H. Cruikshank......................................................................       5,750       5,750
Alfred C. D'Alessandro....................................................................       2,875       2,875
Michael and Mary Darling JTWROS...........................................................       2,875       2,875
Andrew Davilman & Nancy Davilman, JTWROS..................................................       2,875       2,875
Tommy Lee Davis...........................................................................      11,500      11,500
Delaware Charter FBO R. Craig Fetz........................................................      23,000      23,000
Chris P. Dialynas, as Trustee of the Chris and Sheri Dialynas Living Trust, Dated January
  30, 1997................................................................................       5,750       5,750
Dorothy Dulman............................................................................       5,750       5,750
David Dworetzky...........................................................................       2,875       2,875
Edward Dworetzky..........................................................................      11,500      11,500
Robert & Evelyn Elliott Trust.............................................................       2,875       2,875
Richard C. & Mary Ann Fick Community Property.............................................       2,875       2,875
Denis Fortin..............................................................................       2,875       2,875
Lloyd A. Fox..............................................................................       5,750       5,750
Brian D. Frenzel..........................................................................       2,875       2,875
Benjamin & Sharyn Friedman................................................................       2,875       2,875
Merrit Brad Friedman......................................................................       2,875       2,875
Craig S. Frolich..........................................................................       1,438       1,438
Gerald Frolich & Gloria A. Frolich JT Ten.................................................       2,875       2,875
Robert J. Gall............................................................................       2,875       2,875
A. Mark Gambee, M.D. and Karen D. Todd, M.D. J.T.-W.R.O.S.................................       2,875       2,875
Ofelia Anton Gomez........................................................................         923         923
Michael J. Gordon.........................................................................         361         361
Robert P. Gordon..........................................................................         719         719
Philip Granowitz..........................................................................       2,875       2,875
Bernard Gross.............................................................................         579         579
Grossman Family Trust.....................................................................       2,875       2,875
Leonard Grunstein.........................................................................       1,261       1,261
Allison Gushe Molkenthin..................................................................       5,578       5,578
Alan and Paula Halperin...................................................................       2,875       2,875
Fridolf Hanson............................................................................       2,300       2,300
Harrigan Family Trust.....................................................................       2,875       2,875
Thomas Scott Haydon & Thomas Welch Haydon.................................................       2,875       2,875
Austin E. Hills...........................................................................       2,875       2,875

                                                                                               COMMON STOCK(1)
                                                                                            ----------------------
                                                                                              NUMBER      NUMBER
                                                                                            BENEFICIALLY  OFFERED
NAME AND POSITION OF SELLING SECURITYHOLDER                                                    OWNED      HEREBY
------------------------------------------------------------------------------------------  -----------  ---------
HM Singer & Co Employee Pension Trust, Howard M. Singer TTEE U/A/D/ 1/1/95................       2,875       2,875
Harry Huang and Adrienne Masters, Tenants by the Entirety.................................       4,600       4,600
Hull Overseas, Ltd........................................................................       5,750       5,750
Gerald Johnston...........................................................................       5,750       5,750
Charles Jurgensmeyer......................................................................       5,750       5,750
Joe Jurgensmeyer..........................................................................       5,750       5,750
Robert Jurgensmeyer.......................................................................       5,750       5,750
Virgil Jurgensmeyer.......................................................................       5,750       5,750
Patrick M. Kane...........................................................................       3,038       3,038
Amram Kass P.C. Defined Benefit Pension Plan..............................................       1,438       1,438
Ery W. & Helga L. Kehaya, JTWROS..........................................................      11,500      11,500
Kenbar Group, LP..........................................................................      17,250      17,250
Donald R. Kendall, Jr.....................................................................       5,750       5,750
John R. Kennedy...........................................................................         719         719
Shirley F. Kerbel.........................................................................       2,875       2,875
Keys Foundation...........................................................................      28,750      28,750
Robert Knox...............................................................................       2,875       2,875
Gwen S. Korovin, M.D......................................................................       2,875       2,875
Larkstone Inc.............................................................................      11,500      11,500
Joseph Larosa.............................................................................       2,875       2,875
Laser Trading Ltd.........................................................................       1,160       1,160
Stephen H. Lebovitz.......................................................................       5,750       5,750
Theodore Levine...........................................................................       2,875       2,875
Hyman Lezell Revocable Trust..............................................................      11,500      11,500
L.G. Foley Inc. Profit Sharing Plan.......................................................       5,750       5,750
Donna Lipman and Lawrence Lipman, Tenants in Common.......................................       2,875       2,875
Alfredo Livas.............................................................................       1,725       1,725
M&S Andrade Rev. Tr. For Comm. & Sep. Property UA Dtd 10/19/78, as Amended................       2,875       2,875
Jon S. Marks..............................................................................       2,875       2,875
William M. Marks..........................................................................       2,875       2,875
Masada I Limited Ptnrs....................................................................       1,009       1,009
Kevin T. McManus, MD......................................................................         721         721
Lindsay A. McManus........................................................................       2,875       2,875
Mega International Corporation............................................................       2,875       2,875
William H. Metzger MD Inc. Retirement Trust...............................................       2,875       2,875
Maurice Meyer III.........................................................................       2,875       2,875
Michael C. Miles..........................................................................       2,875       2,875
Mike & Terry Miller.......................................................................       2,875       2,875
Moonlight International Ltd...............................................................      13,800      13,800
W. Kym Murphy.............................................................................       2,875       2,875
Arthur J. Nagle...........................................................................       2,875       2,875
Mechie Nebenzahl..........................................................................       1,150       1,150
John S. Osterweis, Trustee For The Osterweis Revocable Trust U/A Dated 09/13/93...........       1,438       1,438
Palmetto Partners, Ltd....................................................................       5,777       5,777

                                                                                               COMMON STOCK(1)
                                                                                            ----------------------
                                                                                              NUMBER      NUMBER
                                                                                            BENEFICIALLY  OFFERED
NAME AND POSITION OF SELLING SECURITYHOLDER                                                    OWNED      HEREBY
------------------------------------------------------------------------------------------  -----------  ---------
Alan Paulenoff............................................................................       2,875       2,875
Gregory P. & Christine K. Pellizzon.......................................................       2,875       2,875
Peter & Pamela Pellizzon..................................................................       2,875       2,875
Nita E. Pepper and James G. Pepper, Co Trustees, Trust F/B/O Nita E. Pepper U/A Dtd
  1/9/90..................................................................................      11,500      11,500
Dr. Tis Prager............................................................................       4,313       4,313
Profutures Special Equities Fund, LP......................................................       5,750       5,750
Alois Putre Jr............................................................................       2,875       2,875
Raimundo J. Rodriguez P. and Anelies H. Huter de R........................................       2,875       2,875
Marion Roffer.............................................................................       5,750       5,750
Robert W. Rohrlich........................................................................       2,875       2,875
Michael Rosenbaum.........................................................................       5,750       5,750
Jonathan Rothschild.......................................................................       2,875       2,875
RSA Trust (DTD) 3/7/95 (Ralph E. Adams Jr. and Shirlee Yvonne Adams, Trustees for RSA
  Trust)..................................................................................       2,875       2,875
Alan T. Rubin.............................................................................       8,625       8,625
David W. Ruttenberg.......................................................................       2,875       2,875
Sagres Group Ltd..........................................................................       8,788       8,788
Gordon S. Salter..........................................................................       2,875       2,875
Kaya K. Sarier............................................................................       1,438       1,438
Barry A. Saunders.........................................................................       2,875       2,875
Jan A. Saunders...........................................................................       2,875       2,875
Robert Schlotterbeck & Barbara J. Schlotterbeck, TTEES U/A Dtd 12/22/89 The Schlotterbeck
  Family Trust............................................................................       2,875       2,875
Robert L. Schuessler......................................................................       2,875       2,875
Carl F. Schwartz..........................................................................       4,313       4,313
Roberto Segovia...........................................................................       2,875       2,875
Uri R. Shabto M.D., P.C...................................................................       2,875       2,875
Gerald Shepps.............................................................................       2,875       2,875
Melvin Silon..............................................................................       2,875       2,875
Nathaniel Silon Revocable Living Trust Dtd 6/2/93.........................................      11,500      11,500
William & Elinor Silver...................................................................       2,875       2,875
Ronald Simon..............................................................................         719         719
Harvey Slevin, TTEE U/A Dtd 4/25/90 Harvey Slevin Revoc. Liv. Trust.......................         719         719
Hollis R. and Lucille B. Smith............................................................       2,875       2,875
Philip Solomon............................................................................       2,875       2,875
Sovereign Partners L.P....................................................................      11,500      11,500
Robert L. Spint Trustee For Robert L. Spint Trust UAD 10/19/89............................       2,875       2,875
Stern Joint Venture, L.P..................................................................       8,625       8,625
Andrew Strassman..........................................................................       2,875       2,875
Joseph & Barbara Strassman................................................................      11,500      11,500
Richard Strassman.........................................................................       2,875       2,875
Robert Strassman..........................................................................       1,437       1,437
Burton M. Strauss, Jr.....................................................................       2,875       2,875
Michael and Pamela Sulewski...............................................................       1,438       1,438
Sidney Sutter.............................................................................       2,008       2,008
The 1992 Houston Partnership, L.P.........................................................       5,750       5,750

                                                                                               COMMON STOCK(1)
                                                                                            ----------------------
                                                                                              NUMBER      NUMBER
                                                                                            BENEFICIALLY  OFFERED
NAME AND POSITION OF SELLING SECURITYHOLDER                                                    OWNED      HEREBY
------------------------------------------------------------------------------------------  -----------  ---------
Tokenhouse Trading Company Limited........................................................       7,703       7,703
Alyce P. Twomey...........................................................................       1,438       1,438
Union D'Etudes et D'Investissements.......................................................      57,500      57,500
Valori Associates, Inc....................................................................       1,438       1,438
Donald E. and Virginia V. Vinson Trust....................................................       2,875       2,875
J. Vitols.................................................................................      11,500      11,500
Mark & Sallie Lynn Walko..................................................................       3,581       3,581
Saul Waring...............................................................................       2,875       2,875
Paul H. Warren............................................................................       5,750       5,750
Robert J. Whetten.........................................................................       4,313       4,313
Allen Whipple.............................................................................      17,250      17,250
John R. Wiencek...........................................................................         879         879
B. R. Williamson Jr.......................................................................       5,750       5,750
Robert B. Wolford IRA.....................................................................       2,875       2,875
Charles C. Young..........................................................................       2,156       2,156
Lindsay A. Rosenwald, M.D. (2)(3).........................................................      54,347      54,347
Scott A. Katzman (2)(4)...................................................................      19,309      19,309
Michael S. Weiss (2)(5)...................................................................       8,090       8,090
Wayne L. Rubin (2)(4).....................................................................       8,090       8,090
Credit Agricole (2)(7)....................................................................       5,757       5,757
A. Joseph Rudick, Jr., M.D. (2)(6)........................................................       5,728       5,728
Tim McInerney (2)(4)......................................................................       5,153       5,153
Martin S. Kratchman (2)(4)................................................................       4,956       4,956
Richard Strassman (2)(4)..................................................................       4,622       4,622
Karl Ruggeberg (2)(4).....................................................................       4,402       4,402
David R. Walner (2)(4)....................................................................       2,717       2,717
Bluestone Capital (2)(7)..................................................................       2,376       2,376
Marc Florin (2)(4)........................................................................       1,888       1,888
Joseph Edelman (2)(4).....................................................................       1,783       1,783
Peter M. Kash (2)(4)......................................................................       1,698       1,698
Joseph Fabiani, Jr. (2)(4)................................................................       1,440       1,440
Deborah Solomon (2)(4)....................................................................       1,353       1,353
Lauren S. Fischer (2)(4)..................................................................         618         618
John Knox (2)(4)..........................................................................         618         618
                                                                                            -----------  ---------
    TOTAL.................................................................................     991,484     991,484
                                                                                            -----------  ---------
                                                                                            -----------  ---------

------------------------

(1) Represents shares of Common Stock into which the shares of Series A Preferred owned by such Selling Securityholder are convertible.

(2) Represents shares of Common Stock issuable upon conversion of Series A Preferred issuable upon exercise of the Placement Warrants.

(3) Lindsay A. Rosenwald, M.D., a principal stockholder of the Company, is the President and sole stockholder of Paramount. VentureTek, L.P., a principal stockholder of the Company, is a limited partnership, the limited partners of which include Dr. Rosenwald's wife, children, sisters of Dr. Rosenwald's wife, and their husbands and children.

(4) Securityholder is an agent of Paramount.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(5) Michael S. Weiss, the Company's Secretary, is the Senior Managing Director, Head of Investment Banking of Paramount.

(6) Dr. Rudick, an associate of Paramount and Paramount Capital Investments, LLC, a company wholly owned by Dr. Rosenwald, is a director of each of Channel Therapeutics, Inc., a wholly owned subsidiary of the Company, and Optex Ophthalmologics, Inc., a majority-owned subsidiary of Atlantic.

(7) Securityholder acted as a Selected Dealer in the Private Placement.

    The preceding table has been prepared based upon information furnished to the Company by Continental Stock Transfer & Trust Company. From time to time, additional information concerning ownership of the shares of Common Stock may rest with certain holders thereof not named in the preceding table, with whom the Company believes it has no affiliation.

                              PLAN OF DISTRIBUTION

    The offering of the Securities by the Selling Securityholders is not being underwritten. The Securities offered hereby may be sold by the Selling Securityholders from time to time in transactions (which may include block transactions ) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    Lindsay A. Rosenwald, M.D., a Selling Securityholder and principal stockholder of the Company, is the President and sole stockholder of Paramount, certain agents of which are Selling Securityholders. VentureTek, L.P., a principal stockholder of the Company, is a limited partnership, the limited partners of which include Dr. Rosenwald's wife, children, sisters of Dr. Rosenwald's wife, and their husbands and children. Steven H. Kanzer, a Director of the Company, is the Senior Managing Director, Head of Venture Capital of Paramount. Michael S. Weiss, the Company's Secretary, is the Senior Managing Director, Head of Investment Banking of Paramount. A. Joseph Rudick, Jr., M.D., an associate of Paramount and Paramount Capital Investments, LLC, a company wholly owned by Dr. Rosenwald, is a director of each of Channel Therapeutics, Inc., a wholly owned subsidiary of the Company, and Optex Ophthalmologics, Inc., a majority-owned subsidiary of the Company. See "Risk Factors--Certain Interlocking Relationships; Potential Conflicts of Interest." In addition, certain of the Selling Securityholders are agents of Paramount. See "Selling Securityholders." Other than the foregoing, there are no material relationships between any of the Selling Securityholders and the Company or any of its predecessors or affiliates.

    The Selling Securityholders and any broker-dealers that act in connection with the sale of the Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Securities by the Selling Securityholders, although the Company will receive proceeds from the exercise of the Placement Warrants. Sales of the Securities by the Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Company's outstanding securities.

    At the time a particular offer of Securities is made, except as herein contemplated, by or on behalf of the Selling Securityholders or by the Company upon exercise of warrants, to the extent required, a prospectus will be distributed which will set forth the number of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for Securities purchased from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

    In order to comply with the securities laws of certain states, if applicable, the Securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the securities of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, the Rules promulgated under Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's securities by the Selling Securityholders.

                           DESCRIPTION OF SECURITIES


    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.


UNITS

    As of August 27, 1998, there were 1,872,750 Units outstanding. Each Unit consists of one share of Common Stock and one Redeemable Warrant. The securities included in each Unit trade separately.

COMMON STOCK

    As of August 27, 1998, there were 4,002,921 shares of Common Stock outstanding, which include the shares of Common Stock composing the Units. In addition, as of August 27, 1998, there were outstanding options to purchase 913,155 shares of Common Stock at exercise prices ranging from $0.75 to $9.875 per share and warrants to purchase up to 3,826,750 shares of Common Stock at exercise prices ranging from $5.33 to $10.00 per share. Such options and warrants expire on various dates through August 15, 2006.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK


    The Company's Certificate of Incorporation authorizes 10,000,000 shares of Preferred Stock. The Company's Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the relative rights, preferences and privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders of the Company. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others. See "Risk Factors--Need for Additional Financing; Issuance of Securities by the Operating Companies; Future Dilution" and "--Antitakeover Effects of Provisions of the Certificate of Incorporation and Delaware Law."


    SERIES A CONVERTIBLE PREFERRED STOCK

    The Company has designated 1,375,000 shares of Preferred Stock as the Series A Preferred. As of August 27, 1998, there were outstanding 744,809 shares of Series A Preferred and warrants to purchase 117,198 shares of Series A Preferred. The following is a brief summary of the rights, preferences and privileges of the Series A Preferred. A complete description of the rights, preferences and privileges of the Series A Preferred is set forth in the Company's Certificate of Designations with respect thereto.

    DIVIDENDS. Holders of Series A Preferred will be entitled to receive dividends as, when and if declared by the Board of Directors. Commencing on August 7, 1998, holders of Series A Preferred are entitled to the PIK Dividend payable in additional shares of Series A Preferred at the rate of 10% per annum of the Dividend Base Amount, payable semi-annually, unless their shares of Series A Preferred have previously been converted into Common Stock. The Dividend Base Amount is $13.00 plus accrued and unpaid dividends (subject to antidilution adjustment), and represents a premium to the holders of Series A Preferred of 30% over the $10.00 per share purchase price. The Company may not declare any dividend or distribution on any other capital stock of the Company unless and until a special dividend or distribution of $13.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred) has been declared and paid on the Series A Preferred. No dividend or distribution, as the case may be, may be declared or paid on any junior stock unless the same dividend is paid to holders of Series A Preferred. The Company does not intend to pay cash dividends on the Series A Preferred or the underlying Common Stock for the foreseeable future.

    CONVERSION. Each share of Series A Preferred is convertible at the option of the holder thereof, at any time after the issuance thereof, into shares of Common Stock at a conversion price equal to $3.06. The conversion price is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock at a per share price less than the conversion price, or the occurrence of a merger reorganization, consolidation, reclassification, stock dividend or stock split which will result in an increase or decrease in the number of shares of Common Stock outstanding. Unless converted earlier, the Company may, at any time after August 7, 1998, at its option, cause the conversion of the Series A Preferred, in whole or in part, on a PRO RATA basis, into shares of Common Stock at the conversion price in effect at that time if the closing bid price of the Common Stock has exceeded 200% of the then applicable conversion price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion.

    LIQUIDATION PREFERENCE. Upon (i) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) a sale or other disposition of all or substantially all of the assets of the Company or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Company is not the surviving entity or in which the shares of Common Stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into other stock or securities, cash and/ or any other property, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred then outstanding will first be entitled to receive, PRO RATA (on the basis of the number of shares of the Series A Preferred then outstanding), and in preference to the holders of the Common Stock and any capital stock of the Company, an amount per share equal to $13.00 plus accrued but unpaid dividends, if any, which in certain circumstances may be paid in securities of another corporation.

    VOTING RIGHTS. The holders of shares of Series A Preferred have the right at all meetings of stockholders of the Company to that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series A Preferred at the record date for determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. So long as at least 50% of the shares of Series A Preferred remain outstanding, the affirmative vote or consent of the holders of 66.67% of the shares of Series A Preferred shall be necessary to permit, effect or validate any one or more of the following: (i) the amendment of the Certificate of Incorporation or Bylaws of the Company if it adversely affects the relative rights of the holders of the Series A Preferred, (ii) the declaration or payment of a dividend on any securities of the Company other than the Series A Preferred or the authorization of the repurchase of any securities of the Company, (iii) the issuance of any security ranking senior to or on a parity with the Series A Preferred with respect to (A) a liquidation event, (B) the payment of dividends or (C) voting rights (except class voting rights required by law), (iv) any liquidation, dissolution or sale of substantially all of the assets of the Company, (v) the incorporation of any subsidiary company and (vi) the issuance of any debt securities or incurrence of indebtedness for borrowed money in excess of $1,000,000, PROVIDED, HOWEVER, that any issuance of debt securities or incurrence of indebtedness for borrowed money in excess of $500,000 shall be approved by a supermajority of the Board of Directors of the Company.

REDEEMABLE WARRANTS

    The Redeemable Warrants were issued pursuant to a warrant agreement (the "Redeemable Warrant Agreement") among Joseph Stevens & Company, L.P. ("JSLP"), the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The following summary is qualified in its entirety by the text of the Redeemable Warrant Agreement, a copy of which has been filed with the Commission.

    Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.50 per share, subject to adjustment, commencing on the date of issuance. The Redeemable Warrants expire on December 13, 2000 (the "Expiration Date"). As of December 14, 1996 the Redeemable Warrants are subject to redemption by the Company at a redemption price of $0.05 per Redeemable Warrant on 30 days' prior written notice, provided that the average closing bid price (or last sales price) of the Common Stock as reported on Nasdaq (or on such exchange on which the Common Stock is then traded) equals or exceeds $8.25 per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.

    The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split of, or stock division, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the consolidation of the Company with or the merger of the Company with or into another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock) so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant. No adjustment for cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

    The exercise price of the Redeemable Warrants bears no relation to any objective criteria of value and should not be regarded as an indication of the future market price of the securities offered hereby. The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

    The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the expiration date (or earlier redemption date) of such Redeemable Warrant at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Redeemable Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by cashier's or certified check payable to the order of the Warrant Agent) for the number of Redeemable Warrants being exercised. The Redeemable Warrants will become void and of no value upon the Expiration Date. A holder may sell the Redeemable Warrants instead of exercising them. There can be no assurance, however, that a market for the Redeemable Warrants will continue. If a prospectus covering the shares of Common Stock issuable upon the exercise of Redeemable Warrants is not kept effective and current or if such shares are not qualified for sale in certain states, holders of Redeemable Warrants desiring to exercise the Redeemable Warrants will have no choice but either to sell such Redeemable Warrants or let them expire. See "Risk Factors--Securities Law Restrictions on the Exercise of Redeemable Warrants."

    The Redeemable Warrant Agreement provides that it may be amended at any time with the written consent of registered holders representing at least 66 2/3% of the Redeemable Warrants then outstanding.

UNDERWRITER'S WARRANTS

    In connection with the Company's initial public offering (the "Unit Offering"), the Company sold to JSLP, for nominal consideration, warrants (the "Underwriter's Warrants") to purchase from the Company 165,000 Units. The Underwriter's Warrants are initially exercisable at a price equal to $6.60 and may be exercised at any time during the four year period commenced December 14, 1996. The shares of Common Stock and Redeemable Warrants issuable upon exercise of the Underwriter's Warrants are identical to those offered to the public pursuant to the Unit Offering, except that the Redeemable Warrants issuable upon exercise of the Underwriter's Warrants have an exercise price of $6.05 per share and such Redeemable Warrants have not been approved for quotation on Nasdaq. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriter's Warrants grant to the holders thereof certain rights of registration of the securities issuable upon exercise of the Underwriter's Warrants.

PLACEMENT WARRANTS

    In connection with the Private Placement, the Company sold to Paramount, for nominal consideration, Placement Warrants to purchase from the Company 123,720 shares of Series A Preferred. Placement Warrants to purchase 117,198 of such shares remain outstanding as of August 27, 1998. The Placement Warrants are initially exercisable at a price equal to $11.00 per share and may be exercised at any time during the 10-year period commenced February 7, 1998. The rights, preferences and privileges of the shares of Series A Preferred issuable upon exercise of the Placement Warrants are identical to those offered to the participants in the Private Placement. The Placement Warrants contain anti-dilution provisions providing for adjustment of the number of securities underlying the Series A Preferred issuable upon exercise of the Placement Warrants and the exercise price of the Placement Warrants under certain circumstances. The Placement Warrants are not redeemable and will remain outstanding, to the extent not exercised, notwithstanding any mandatory redemption or conversion of the Series A Preferred underlying the Placement Warrants.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

    The Transfer Agent and Registrar for the Units, Common Stock, Series A Preferred and Redeemable Warrants is Continental Stock Transfer & Trust Company ("CST&T"), 2 Broadway, New York, New York 10004. CST&T can be reached at (212) 509-4000. CST&T is also the Warrant Agent for the Redeemable Warrants.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Securities offered hereby are being passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the years ended December 31, 1997 and 1996, for each of the years in the three-year period ended December 31, 1997, and for the period from July 13, 1993 (inception) to December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION FOR AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information.....................................................    2

Information Incorporated by Reference.....................................    3

Risk Factors..............................................................    4

Recent Developments.......................................................   17

Selling Securityholders...................................................   18

Plan of Distribution......................................................   24

Description of Securities.................................................   25

Legal Matters.............................................................   29

Experts...................................................................   29


                            ------------------------

                                    ATLANTIC
                             PHARMACEUTICALS, INC.


                                 991,484 SHARES
                                  COMMON STOCK


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses incurred in connection with the issuance and distribution of the securities being registered will be paid by the Registrant. The following is an itemized statement of these expenses. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq listing fee.


SEC Registration fee...............................................................  $     413
Nasdaq listing fee.................................................................      7,500
Printing and Engraving.............................................................     10,000
Legal fees and expenses of the Registrant..........................................     15,000
Accounting fees and expenses.......................................................      5,000
Miscellaneous......................................................................      7,087
                                                                                     ---------
  Total............................................................................  $  45,000
                                                                                     ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Tenth of the Registrant's Certificate of Incorporation provides for mandatory indemnification by the Registrant of all persons the Registrant may indemnify under Section 145 to the maximum extent permitted by the Delaware General Corporation Law. Article Ninth of the Registrant's Certificate of Incorporation provides that the liability of its directors is eliminated to the fullest extent permitted by the Delaware General Corporation Law. These provisions in the Certificate of Incorporation do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Reference is made to Articles Ninth and Tenth of the Registrant's Certificate of Incorporation and Article VII of the Registrant's Bylaws, indemnifying the Registrant's directors and officers against certain liabilities, and Section 1.10 of the Investors' Rights Agreement dated July, 1995, among the Registrant, Dr. Lindsay A. Rosenwald and VentureTek, L.P., indemnifying certain of the Registrant's stockholders against certain liabilities. The Registrant has obtained liability insurance for its directors and officers. At the Registrant's 1997 Annual Meeting of Stockholders, the stockholders of the Registrant approved a form of indemnification agreement to be entered into by and between the Registrant and its directors and officers, which agreements grant indemnification under certain circumstances to such officers and directors for liabilities (including reimbursement for expenses incurred) arising out of their duties as officers and directors of the Registrant.

    In addition, the Registrant has entered into financial advisory and other agreements with Paramount Capital, Inc. ("Paramount"), a merchant banking and venture capital firm specializing in biotechnology companies that is wholly owned by a greater than five percent stockholder of the Registrant, pursuant to which the Registrant will indemnify Paramount and its affiliates against liabilities (including reimbursement for expenses incurred) arising out of its provision of services to the Registrant.

ITEM 16. EXHIBITS


 EXHIBIT NO.   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
      23.1     Consent of KPMG Peat Marwick LLP.
      23.2*    Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
      24.1*    Power of Attorney (included in Part II of this Registration Statement under the caption
                 "Signatures").


------------------------


* Previously filed.


ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial BONA FIDE offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    (1) For determining liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 16th day of October, 1998.


                                ATLANTIC PHARMACEUTICALS, INC.

                                By:             /s/ ROBERT A. FILDES
                                     -----------------------------------------
                                              Robert A. Fildes, Ph.D.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
     /s/ ROBERT A. FILDES         President and Chief
------------------------------    Executive Officer          October 16, 1998
   Robert A. Fildes, Ph.D.        (Principal Executive
                                  Officer) and a Director

    /s/ SHIMSHON MIZRACHI       Chief Financial Officer
------------------------------    (Principal Financial and   October 16, 1998
      Shimshon Mizrachi           Accounting Officer)

              *
------------------------------  Director                     October 16, 1998
  Yuichi Iwaki, M.D., Ph.D.

              *
------------------------------  Director                     October 16, 1998
 Steven H. Kanzer, CPA, Esq.

              *
------------------------------  Director                     October 16, 1998
 John K.A. Prendergast, Ph.D.



          /s/ ROBERT A. FILDES
     ------------------------------
        Robert A. Fildes, Ph.D.
  *By:     (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


 EXHIBIT NO.   DESCRIPTION                                                                                PAGE NUMBER
-------------  ---------------------------------------------------------------------------------------  ---------------
       5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
      23.1     Consent of KPMG Peat Marwick LLP.
      23.2*    Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit
                 5.1).
      24.1*    Power of Attorney (included in Part II of this Registration Statement under the caption
                 "Signatures").


------------------------


* Previously filed.